UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 5, 2020

CHARAH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38523	82-4228671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12601 Plantside Drive Louisville, Kentucky		40299
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s telephone number, including area code): (502) 245-1353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CHRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Series A Preferred Stock Purchase Agreement

On March 5, 2020, Charah Solutions, Inc. (the “Company”) entered in to a Series A Preferred Stock Purchase Agreement (the “Preferred Stock Purchase Agreement”), by and between the Company and Charah Preferred Stock Aggregator, LP (the “Investor”), an affiliate of Bernhard Capital Partners Management, LP (“BCP”), whereby the Company agreed to issue and sell to Investor, and Investor agreed to purchase from the Company, 26,000 shares of the Company’s preferred stock, par value $0.01 per share, designated as “Series A Preferred Stock” (the “Preferred Stock”), having terms set forth in the Certificate of Designations (the “Certificate”), a form of which is an exhibit to the Preferred Stock Purchase Agreement. The consideration for the purchase of the Preferred Stock is approximately $25.2 million. The transactions contemplated by the Preferred Stock Purchase Agreement are expected to close on the date the definitive information statement on Schedule 14C is mailed to the Company’s shareholders, which is expected to be on or about March 16, 2020. The information statement relates to the written consent in lieu of a special meeting that the Company expects to receive prior to closing that approves the voting and conversion rights of the Preferred Stock.

The Preferred Stock will rank senior to the Company’s common stock with respect to dividend rights and with respect to rights on liquidation, winding up and dissolution. Each share of Preferred Stock will be issued with an initial Liquidation Preference (as defined in the Certificate) of $1,000, for a total initial value of $26,000,000 as of the date of issuance. The Preferred Stock will be entitled to a dividend at a rate of 10% per annum of the Liquidation Preference payable in cash on a quarterly basis, or at the election of the Company, a dividend at the rate of 13% per annum of the Liquidation Preference payable by accruing such dividend and adding it to the Liquidation Preference. Any increase in the Liquidation Preference will, among other things, increase the number of shares of common stock issuable upon conversion of each share of Preferred Stock.

The Preferred Stock will be convertible at the option of the holders at any time after the three month anniversary of the issuance of Preferred Stock into the amount of shares of common stock per share of Preferred Stock (such rate, the “Conversion Rate”) equal to the quotient of (i) the Liquidation Preference in effect on the conversion date divided by (ii) a conversion price of $2.77 per share of common stock (the “Conversion Price”), which represents a 30% premium to the 20-day volume-weighted average price of the common stock ending March 4, 2020, subject to customary anti-dilution adjustments and customary provisions related to partial dividend periods.

At any time following the three year anniversary of issuance of the Preferred Stock, the Company may give 30 days’ notice to the holders of the Preferred Stock that it intends to cause the conversion of the Preferred Stock at the Conversion Rate, provided the closing sale price of the common stock equals or exceeds 120% of the Conversion Price for the 20 trading days ending on the date immediately prior to the date of delivery of the Company’s notice to convert and subject to certain other requirements. Upon delivery of such notice, each holder of the Preferred Stock proposed to be converted will have the option, at its discretion, to have its Preferred Stock converted at the then-applicable Conversion Rate or redeemed in cash at the then-applicable Redemption Price (as defined below).

If the Company undergoes certain change of control transactions, the Company will be required to immediately make an offer to repurchase all of the then-outstanding shares of Preferred Stock for cash consideration per share equal to the greater of (i) 100% of the Liquidation Preference, plus accrued and unpaid dividends, plus, if applicable for a transaction occurring prior to the third anniversary of the closing, a make-whole premium determined pursuant to a calculation of the present value of the dividends that would have accrued through such anniversary, discounted at a rate equal to the applicable treasury rate plus 0.50% (the “Make-Whole Premium”); provided that if the transaction occurs prior to the first anniversary of the closing, the Make-Whole Premium shall be no greater than $4.0 million and (ii) the closing sale price of the common stock on the date of such redemption multiplied by the number of shares of common stock issuable upon conversion of the outstanding Preferred Stock.

At any time following the three-year anniversary of the issuance of the Preferred Stock, the Company may redeem the Preferred Stock, in whole or in part, for an amount in cash equal to the greater of (i) the closing sale price of the common stock on the date the Company delivers such notice multiplied by the number of shares of common stock issuable upon conversion of the outstanding Preferred Stock and (ii) (x) if the redemption occurs prior to the fourth anniversary of the date of the closing, 103% of the Liquidation Preference, plus accrued and unpaid dividends, or (y) if the redemption occurs on or after the fourth anniversary of the date of the closing, the Liquidation Preference plus accrued and unpaid dividends (the foregoing clauses (i) or (ii), as applicable, the “Redemption Price”).

At any time following the seven-year anniversary of the issuance, the holders of the Preferred Stock will have the option to require the Company to redeem any or all of the then-outstanding shares of Preferred Stock for cash consideration equal to the Liquidation Preference, plus accrued and unpaid dividends.

In addition, from and after the Requisite Approval Notice Date (as defined in the Certificate), the holders of Preferred Stock will be entitled to either (i) appoint one director to our board of directors or (ii) one non-voting observer to our board of directors. Any director or board observer appointed by the holders of the Preferred Stock will have representation on each committee of the board of the Company, subject to applicable legal and stock exchange requirements.

Until conversion, the holders of the Preferred Stock will vote together with the Company’s common stock on an as-converted basis and also have rights to vote as a separate class on certain customary matters impacting the Preferred Stock. However, the Preferred Stock is not convertible into the Company’s common stock and is not entitled to the board election rights described above, and the voting power of such Preferred Stock will be limited to 0.99% of the voting power of the common stock outstanding prior to the transaction, in each case, until the Requisite Approval Notice Date.

As a condition to closing, the Company has agreed to amend its existing registration rights agreement with BCP Energy Services Fund, LP, BCP Energy Services Fund-A, LP, Charah Holdings LP, and CEP Holdings, Inc. in order to grant the Investor certain registration rights with respect to the Preferred Stock.

Credit Agreement Amendment

On March 5, 2020, the Company entered into Amendment No. 3 to Credit Agreement (the “Credit Agreement Amendment”) with Bank of America, N.A., as administrative agent, the lenders party thereto and certain subsidiary guarantors named therein. The Credit Agreement Amendment will, among other things, permit the Company to issue the Preferred Stock, the proceeds of which will be used solely for general corporate purposes.

In addition, the Credit Agreement Amendment waives the mandatory prepayment of $40,000,000 on or before March 31, 2020, and the required financial covenant ratios such that, after giving effect to the Credit Agreement Amendment, the Company will not be required to comply with any financial covenants through December 30, 2020. After December 30, 2020, the Company will be required to comply with a maximum consolidated net leverage ratio of 6.50 to 1.00 from December 31, 2020 through March 30, 2021, decreasing to 6.00 to 1.00 from March 31, 2021 through December 30, 2021 and to 3.50 to 1.00 as of December 31, 2021 and thereafter. After giving effect to the Credit Agreement Amendment, the Company will also be required to comply with a minimum fixed charge coverage ratio of 1.00 to 1.00 as of December 31, 2020, increasing to 1.20 to 1.00 as of March 31, 2021 and thereafter.

The maximum amount available to be borrowed pursuant to the delayed draw commitment will increase from $15,000,000 to $25,000,000, subject to certain quarterly amortization payments. The Credit Agreement Amendment will also include revisions to the restrictive covenants, including increasing the amount of indebtedness that the Company may incur in respect of certain capitalized leases from $50,000,000 to $75,000,000.

As consideration for the accommodations described above, the Company has agreed to make monthly amortization payments in respect of term loans beginning in April 2020, and to move the maturity date for all loans to July 31, 2022. In addition, the Company will be required to maintain at least $10,000,000 of minimum liquidity, to be tested weekly, beginning in June 2020, and to comply with certain additional information and reporting requirements. Further, the Credit Agreement Amendment requires mandatory prepayments of revolving loans with any cash held by the Company in excess of $35,000,000 (which includes the amount of proceeds received in respect of the issuance of Preferred Stock), though any such revolving loan prepayments may subsequently be reborrowed should the Company’s cash balances fall below $35,000,000. The Company has also agreed to an increase of four percent (4%) to the interest rate applicable to the closing date term loan that will be paid in kind and capitalized on a monthly basis.

The Credit Agreement Amendment will become effective concurrently with the closing of the issuance of the Preferred Stock.

The foregoing summary of each of the Preferred Stock Purchase Agreement and the Credit Agreement Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Preferred Stock Purchase Agreement and the Credit Agreement Amendment, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The issuance of the Preferred Stock will be undertaken in reliance upon an exemption from the registration requirements of the Securities Act of 1933 by Section 4(a)(2) thereof.

Item 7.01	Regulation FD Disclosure.

On March 5, 2020, the Company issued a press release announcing among other things, the execution of the Preferred Stock Purchase Agreement and the Credit Agreement Amendment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K, including the attached Exhibit 99.1, is being “furnished” pursuant to General Instruction B.2 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any Company filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

This Current Report on Form 8-K contains certain “forward-looking statements.” All statements, other than statements of historical facts, included in this Current Report on Form 8-K that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(a)    Exhibits.

Exhibit Number	Description

10.1	Preferred Stock Purchase Agreement, dated as of March 5, 2020, by and among Charah Solutions, Inc. and the purchaser named on Schedule A thereto

10.2	Amendment No. 3 to Credit Agreement and Waiver, dated March 5, 2020

99.1	Press release dated March 5, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARAH SOLUTIONS, INC.

By:	/s/ Scott A. Sewell
Name:	Scott A. Sewell
Title:	Chief Executive Officer and Vice President

Dated: March 6, 2020

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